EXHIBIT 10.2

AVENANT D'EXPATRIATION AU CONTRAT DE TRAVAIL DU 31 MARS 2009
EXPATRIATION ADDENDUM TO THE EMPLOYMENT CONTRACT
DATED MARCH 31, 2009

English version for information  purposes only

ENTRE LES SOUSSIGNES

FACTSET France, société à responsabilité limitée, immatriculée au Registre du Commerce et des Sociétés de Paris sous le numéro 345 370 019, dont le siège social est situé 12 rue du Havre à 75009 Paris, représentée par Yves Etienne, en sa qualité de Directeur des Ressources Humaines, EMEA dûment habilité,

BETWEEN THE UNDERSIGNED

FACTSET France, a limited liability company foreign company, registered with the commercial registry of Paris under number 345 370 019, with its registered office located 12 rue du Havre, at 75009 Paris represented for the purposes hereof by Yves Etienne, in his capacity as Director of Human Resources, EMEA, duly empowered,

Ci-après désignée « la Société »	Hereafter referred to as “the Company,”
D’UNE PART,	OF THE FIRST PART,
ET	AND

Monsieur Franck Gossieaux, demeurant 17 rue de la Pompe à 75116 Paris,	Mr. Franck Gossieaux, residing 17 rue de la Pompe, at 75116 Paris,

Ci-après dénommé « Monsieur Gossieaux »	Hereafter referred to as “Mr. Gossieaux”
D’AUTRE PART.	OF THE SECOND PART.
PREAMBULE
Monsieur Gossieaux a été engagé par la Société le 31 mars 2009 aux termes d'un contrat de travail à durée indéterminée (ci-après, le "Contrat de Travail"), en qualité de Vice-Président FactSet Partners. Il a en dernier lieu occupé au sein de FactSet France les fonctions de Senior Vice President, Directeur des Ventes, EMEA.
Son ancienneté est reconnue au 1er septembre 1999.

Monsieur Gossieaux a été expatrié temporairement aux Etats-Unis suivant lettre d'offre du 31 juillet 2017 afin d'y accomplir à compter du 1er août 2017 une mission de Senior Vice-Président Ventes - Amériques.

PREAMBLE

Mr. Gossieaux was hired by the Company on March 31, 2009 per the terms of an indefinite term employment agreement (hereinafter the “Employment Contract”) as Vice President FactSet Partners. Lately, he held within FactSet France the position of Senior Vice President, Director of Sales, EMEA.

His seniority is recognized as of September 1, 1999.

Mr. Gossieaux was expatriated in the United States following an assignment letter dated July 31, 2017 to perform, on a temporary basis, a mission of Senior Vice-President of Sales - Americas.

Il est aujourd'hui proposé de confier à Monsieur Gossieaux une mission de Directeur des Ventes et Solutions Clients - Monde dans les conditions d'une expatriation, suivant lettre d’offre du 1er juin 2019.

Le présent avenant a pour objet de formaliser les conditions dans lesquelles Mr. Gossieaux exécutera cette nouvelle mission.

Le présent avenant remplace et prévaut sur tout contrat de détachement ou d'expatriation précédemment applicable entre les parties, en ce compris la lettre d’offre du 31 juillet 2107.

It is proposed to entrust Mr. Gossieaux, under an assignment letter dated June 1, 2019, with a mission of Global Head of Sales and Client Solutions, under an expatriate status.

This amendment is aimed at formalizing the terms and conditions under which Mr. Gossieaux will perform this new mission.

This amendment replaces and supersedes any previous secondment or expatriation agreement between the parties, including the assignment letter dated July 31, 2017.
IL A ÉTÉ CONVENU ET ACCEPTE CE QUI SUIT :

ARTICLE 1 - Objet de l'expatriation

A compter du 1er juin 2019, Monsieur Gossieaux occupera la fonction de Directeur des Ventes - Monde dans le cadre d'un contrat d'expatriation avec FactSet Research Systems Inc.

Les principales missions de Monsieur Gossieaux en qualité de Directeur des Ventes et Solutions Clients - Monde, et les conditions de cette expatriation sont décrites en Annexe 1 ci-dessous.

Monsieur Gossieaux déclare maîtriser l’anglais et ne pas avoir besoin d'une traduction française de cette lettre de mission.

Le Contrat de Travail de Monsieur Gossieaux sera suspendu pendant la durée de cette expatriation et reprendra cours de façon automatique au terme de cette expatriation, quel qu'en soit le motif.

IT HAS BEEN AGREED AS FOLLOWS :

ARTICLE 1 - Purpose of the expatriation

As of June 1, 2019, Mr. Gossieaux will be performing the role of Global Head of Sales under an expatriation agreement with FactSet Research Systems Inc.

Mr. Gossieaux’ principal missions as Global Head of Sales and Client Solutions and the terms and conditions of this expatriation are described in Annex 1 below.

Given his duties and new assignment, Mr. Gossieaux declares he is fluent in English and does not need a French translation thereof.

Mr. Gossieaux’s Employment Contract will be suspended during this expatriation and will resume automatically upon termination of this expatriation, for whatever reason.

ARTICLE 2 - Durée de l'expatriation

Monsieur Gossieaux est expatrié aux Etats-Unis et mis à disposition de la société FactSet Research Systems Inc. pour y exercer les fonctions de Directeur des Ventes et Solutions Clients - Monde pour une période de vingt-quatre mois à compter du 1er juin 2019.

Cette période d'expatriation pourra être réduite ou prolongée d'accord parties.

ARTICLE 2 – Duration of the expatriation

Mr. Gossieaux is expatriated to the United States and is available to FactSet Research Systems Inc. to hold the role of Global Head of Sales and Client Solutions for a period of twenty-four months as of June 1, 2019.

This period of expatriation may be reduced or increased, subject to the parties’ agreement.

ARTICLE 3 - Lieu de travail

Monsieur Gossieaux exercera le rôle de Directeur des Ventes - Monde à l'adresse ci-après : 90 Park Avenue, à New York, NY 10016 - Etats-Unis.

Il est expressément convenu que la fonction de Directeur des Ventes et Solutions Clients - Monde pourra le cas échéant, pendant ou à l'issue de cette période de deux ans, être relocalisée au sein d'une autre entité du groupe FactSet. Si cette relocalisation est décidée pendant la période de deux ans de la présente expatriation, Mr. Gossieaux en sera informé de ce changement avec un préavis de six (6) mois.

ARTICLE 3 – Place of work

Mr. Gossieaux’s place of work as Global Head of Sales will be located at 90 Park Avenue, New York, NY 10016 - United States.

It is expressly agreed that this role of Global Head of Sales and Client Solutions may, during or at the expiry of this two-year period, be relocated to another entity of the FactSet group. If this change is implemented during the two-year period of this expatriation, Mr. Gossieaux will be informed of this change with six (6) months’ notice.

ARTICLE 4 – Congés

Les droits à congés payés de Monsieur Gossieaux, pendant toute la durée de son expatriation aux Etats-Unis, seront calculés suivant les termes de son Contrat de travail, savoir 28 jours ouvrés par an, en plus des jours normalement fériés aux Etats-Unis, et à l'exclusion des jours fériés français.

ARTICLE 4 – Paid vacation

Mr. Gossieaux’s paid vacation entitlements will, during the whole duration of his expatriation in the United States, be calculated pursuant to his Employment contract, meaning 28 business days per year, in addition to the normal bank holidays in the United States excluding any French bank holidays.

ARTICLE 5 - Maladie, chômage, retraite et prévoyance

Pendant son expatriation, le Salarié continuera à bénéficier des couvertures de retraite et chômage. La Société versera pendant l'intégralité de la période d'expatriation les parts salariales et patronales des cotisations aux régimes de retraite de base et complémentaires (AGIRC et ARCCO) et de chômage.

Les cotisations à ces régimes d'assurance retraite et chômage seront calculées sur le salaire habituel de base de Monsieur Gossieaux ainsi que sur tout bonus reçus durant son expatriation .Aucune cotisation ne sera due sur les attributions et gains de stock options ou autre rémunération de même nature et sur les avantages spécifiques à l’ expatriation.

S'agissant de l'assurance maladie et prévoyance, Monsieur Gossieaux bénéficiera, pendant la durée de son expatriation, de la couverture américaine souscrite par le groupe FactSet.

La Société prendra également à sa charge le versement des cotisations à la Caisse des Français à l'Etranger (CFE) pour la retraite de base.

En cas d'accident du travail, Monsieur Gossieaux devra informer la Société au plus tard dans les vingt-quatre heures par lettre recommandée.

ARTICLE 5 - Sickness, unemployment, retirement and welfare

During the expatriation, the Employee will continue to benefit from retirement and unemployment coverages. The Company will throughout the expatriation period pay the contributions (both the employee and the employer parts) to the retirement of basic pension plan and supplementary (AGIRC et ARCCO) and unemployment state insurance schemes.

The contributions to the above insurance schemes will be calculated based on Mr. Gossieaux’s usual base salary plus any bonus received during the expatriation. No contributions will be due on the grants and the gains of stock options or other similar nature or on any benefits specific to the expatriation.

Regarding the health and disability insurance, Mr. Gossieaux will benefit, for the duration of his expatriation, from the US coverage subscribed by the FactSet group.

The Company will also pay for the contributions to the Caisse des Français à l'Etranger (CFE) for the basic pension plan.

In case of a work accident, Mr. Gossieaux shall inform the Company at the latest within twenty-four hours, by registered letter with acknowledgement of receipt requested.

ARTICLE 6 - Fin de l'expatriation

A l'issue de la période d'expatriation, et sous réserve de la performance de Monsieur Gossieaux, l'objectif est de le rapatrier en France sur un poste au moins équivalent au poste qu'il occupait pendant la période d'expatriation.

ARTICLE 6 - End of the expatriation

At the end of the expatriation period, and subject to the performance of Mr. Gossieaux, the ambition is to repatriate him in France in a position at least equivalent to his current role during the expatriation period.

ARTICLE 7 – Langue

La version définitive du présent avenant qui lie les parties est la version française, la version anglaise de cet avenant n’étant fournie qu’à titre d’information. En cas de contradiction entre les versions française et anglaise, la version française prévaudra, à l'exception des Annexes.

ARTICLE 7 – Language

The definitive version of this amendment that binds the parties is the French language version, the English version being provided for information purposes only. In the event of a contradiction between the two versions, the French version shall prevail, with the exception of the Annexes.

ARTICLE 8 - Loi applicable

Les conditions générales du présent avenant au Contrat de travail de Monsieur Gossieaux sont régies par la législation française, mais il est bien précisé que durant la période de mise à disposition, il est soumis à la législation des Etats-Unis d’Amériques.

ARTICLE 8 - Applicable law

The terms and conditions of this addendum to Mr. Gossieaux’s Employment Contract shall be governed by French law, however during the period of the expatriation, Mr. Gossieaux’s employment will be subject to US law.

ARTICLE 9 - Divers

Les autres dispositions du Contrat de Travail demeurent inchangées. Les stipulations ci-dessus remplacent, à compter de la signature du présent Avenant, toute stipulation identique ou similaire conclue entre la Société et le Salarié

ARTICLE 9 - Miscellaneous

All other provisions of the Employment Agreement remain unchanged. The above provisions shall supersede, as from the date of signature of this Amendment, any and all identical or similar provisions entered into between the Company and the Employee.

En double exemplaire / In duplicate

/s/ YVES ETIENNE
Yves Etienne
Pour la Société / For the Company,

*(Chaque page doit être paraphée et les signatures ci-dessus doivent être précédées de la mention manuscrite suivante:
« Lu et approuvé, bon pour accord »)

In/A Paris On/Le 01/06/2019.

/s/ FRANCK GOSSIEAUX
Franck Gossieaux*

*(Each page must be initialized and on the last page the above signatures must be preceded by the following handwritten words:
“read and approved, good for agreement” in French)

-	ANNEXE 1 : RESPONSABILITÉS DU RÔLE DE DIRECTEUR DES VENTES ET SOLUTIONS CLIENTS - MONDE	-	ANNEX 1: RESPONSIBILITIES OF THE ROLE OF GLOBAL HEAD OF SALES AND CLIENT SOLUTIONS
-	Diriger une équipe de Ventes et de Solutions Clients de classe mondiale. Assurer le succès grâce au leadership stratégique et opérationnel d'une équipe mondiale.	-	Lead a world-class Sales and Client solutions team. Drive success through strategic and operational leadership for a global team.
-	Formuler une vision stratégique claire de la croissance des ventes qui inspire et engage les équipes de GSCS et donne des résultats.	-	Articulate a clear strategic vision for sales growth that inspires and engages the GSCS teams and delivers results.
-	En tant que visage de l'organisation commerciale, avoir des interactions fréquentes avec les prospects, clients et partenaires clés. Aider à orienter les négociations avec les principaux clients.	-	As the face of the sales organization, have frequent interaction with key prospects, clients and partners. Help drive key client negotiations.
-	Travailler en partenariat avec les responsables des Spécialistes SBU afin d'optimiser les objectifs de vente et l'allocation des ressources dans tous les rôles en contact avec les clients.	-	Partner with SBU Specialist leaders to optimize sales goals and resource allocation across client facing roles.
-	Travaillez en partenariat avec les Finances pour tirer parti des données et de la business intelligence, en élaborant des KPIs et des métriques qui sont exploitables au sein de l'équipe de direction des ventes et du support.	-	Partner with Finance to leverage data and business intelligence, building KPIs and metrics that are actionable for the sales and support leadership team.
-	Continuer d'accroître la prise en charge et la responsabilisation grâce à une structure de leadership régional diffuse qui harmonise davantage le soutien et les ventes dans les bureaux régionaux.	-	Continue to build increased ownership and accountability through a distributed regional leadership structure that further aligns support and sales in the regional offices.
-	Consolider davantage GSCS en tant qu'organisation de destination et continuer d'accroître les rôles de Ventes.	-	Further solidify GSCS as a destination organization and continue to elevate Sales roles.
-	S'appuyer sur le succès du modèle Strategic Client en mettant l'accent sur l'accélération de la croissance de nos clients les plus importants et les plus stratégiques.	-	Build on the success of the Strategic Client model with a focus on accelerating growth at our largest and most strategic accounts.
-	Voyages fréquents (jusqu'à 50%) à l'étranger pour développer et entretenir des relations avec les équipes de vente, les clients et les partenaires stratégiques.	-	Frequent (up to 50%) global travel to develop and maintain relationships with sales teams, clients, and strategic partners.